Exhibit 10.2

Execution version

BOND TERMS

FOR

International Seaways, Inc. 7.125% senior unsecured USD 350,000,000 bonds 2025/2030

ISIN NO0013660365

ATTACHMENT 1 COMPLIANCE CERTIFICATE

BOND TERMS between
ISSUER:	International Seaways, Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands with registration number 3428 and LEI-code 549300YUFDGFRNGBWF46; and
BOND TRUSTEE:	Nordic Trustee AS, a company existing under the laws of Norway with registration number 963 342 624 and LEI-code 549300XAKTM2BMKIPT85.
DATED:	17 September 2025
These Bond Terms shall remain in effect for so long as any Bonds remain outstanding.

1.	INTERPRETATION
1.1	Definitions

The following terms will have the following meanings:

“Accounting Standard” means GAAP.

“Additional Bonds” means the debt instruments issued under a Tap Issue, including any Temporary Bonds.

“Affiliate” means, in relation to any person:

(a)	any person which is a Subsidiary of that person;
(b)	any person with Decisive Influence over that person (directly or indirectly); and
(c)	any person which is a Subsidiary of an entity with Decisive Influence over that person (directly or indirectly).

“Annual Financial Statements” means the audited consolidated annual financial statements of the Issuer in for any financial year, prepared in accordance with the Accounting Standard, such financial statements to include a profit and loss account, balance sheet, cash flow statement and a management commentary or report of the board of directors.

“Attachment” means any schedule, appendix or other attachment to these Bond Terms.

“Bond Currency” means the currency in which the Bonds are denominated, as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Bond Terms” means these terms and conditions, including all Attachments which form an integrated part of these Bond Terms, in each case as amended and/or supplemented from time to time.

“Bond Trustee” means the company designated as such in the preamble to these Bond Terms, or any successor, acting for and on behalf of the Bondholders in accordance with these Bond Terms.

“Bond Trustee Fee Agreement” means the agreement entered into between the Issuer and the Bond Trustee relating, among other things, to the fees to be paid by the Issuer to the Bond Trustee for the services provided by the Bond Trustee relating to the Bonds.

“Bondholder” means a person who is registered in the CSD as directly registered owner or nominee holder of a Bond, subject however to Clause 3.3 (Bondholders’ rights).

“Bondholders’ Meeting” means a meeting of Bondholders as set out in Clause 15 (Bondholders’ Decisions).

“Bonds” means (i) the debt instruments issued by the Issuer pursuant to these Bond Terms, including any Additional Bonds, and (ii) any overdue and unpaid principal which has been issued under a separate ISIN in accordance with the regulations of the CSD from time to time.

“Business Day” means a day on which both the relevant CSD settlement system and the relevant settlement system for the Bond Currency are open.

“Business Day Convention” means that if the last day of any Interest Period originally falls on a day that is not a Business Day, no adjustment will be made to the Interest Period.

“Call Option” has the meaning ascribed to such term in Clause 10.2 (Voluntary early redemption – Call Option).

“Call Option Repayment Date” means the settlement date for the Call Option determined by the Issuer pursuant to Clause 10.2 (Voluntary early redemption – Call Option), paragraph (d) of Clause 10.3 (Mandatory repurchase due to a Put Option Event) or a date agreed upon between the Bond Trustee and the Issuer in connection with such redemption of Bonds.

“Cash and Cash Equivalents” means at the date of calculation (on a consolidated basis for the Issuer and the Group), the aggregate amount of:

(a)	cash in hand or amounts standing to the credit of any current and/or on deposit accounts with a reputable bank;
(b)	time deposits with reputable banks and certificates of deposit issued, and bills of exchange accepted, by a reputable bank; and
(c)

any investment in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, to the extent that investment can be turned into cash on not more than 30 days’ notice, in each case to which a Group Company is beneficially entitled at the time and to which it has free and unrestricted access and which is not subject to any Security.

“Change of Control Event” means a person or group of persons acting in concert gaining Decisive Influence over the Issuer.

“Compliance Certificate” means a statement substantially in the form as set out in Attachment 1 hereto.

“Consolidated Tangible Net Worth” means, at any time of determination for any person, the Net Worth (i.e., equity) of such person and its Subsidiaries at any relevant date determined on a consolidated basis in accordance with GAAP minus goodwill.

“Consolidated Total Capitalization” means, at any time of determination for any person, the sum of Net Indebtedness of such person at any relevant date and Consolidated Tangible Net Worth of such person at any relevant date.

“CSD” means the central securities depository in which the Bonds are registered, being Euronext Securities Oslo (Verdipapirsentralen ASA (VPS)).

“Current Assets” means the amount of the current assets of the Issuer determined on a consolidated basis in accordance with GAAP and as shown in the balance sheet in the Issuer’s latest Financial Report.

“Current Liabilities” means the amount of the current liabilities of the Issuer determined on a consolidated basis in accordance with GAAP and as shown in the balance sheet in the Issuer’s latest Financial Report.

“Decisive Influence” means a person having, as a result of an agreement or through the ownership of shares or interests in another person (directly or indirectly):

(a)	a majority of the voting rights in that other person; or
(b)	a right to elect or remove a majority of the members of the board of directors of that other person.

“Default Notice” has the meaning ascribed to such term in Clause 14.2 (Acceleration of the Bonds).

“Default Repayment Date” means the settlement date set out by the Bond Trustee in a Default Notice requesting early redemption of the Bonds.

“Distribution” means:

(a)	payment of dividend or other distribution (whether in cash or in kind) on or in respect of share capital;
(b)	repayment or distribution of dividend or share premium reserve;
(c)	redemption, repurchase or repayment of share capital or other restricted equity with repayment to shareholders;
(d)	repayment or service of any loan granted by any of the Issuer’s shareholders; or

(e)	other similar distributions or transfers of value to the direct and indirect shareholders of any Group Company or the Affiliates of such direct and indirect shareholders.

“Event of Default” means any of the events or circumstances specified in Clause 14.1 (Events of Default).

“Exchange” means:

(a)	Oslo Børs (the Oslo Stock Exchange); or
(b)

any regulated market as such term is understood in accordance with the Markets in Financial Instruments Directive 2014/65/EU (MiFID II) and Regulation (EU) No. 600/2014 on markets in financial instruments (MiFIR) or an equivalent third-country market (including the New York Stock Exchange, Nasdaq Stock Market and London Stock Exchange).

“Financial Covenants” means the financial covenants as set out in paragraph (a) of Clause 13.17 (Financial Covenants).

“Finance Documents” means these Bond Terms, the Bond Trustee Fee Agreement and any other document designated by the Issuer and the Bond Trustee as a Finance Document.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed (and debit balances at banks or other financial institutions);
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument, including the Bonds;
(d)

the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Standard, be capitalised as an asset and booked as a corresponding liability in the balance sheet;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis provided that the requirements for de-recognition under the Accounting Standard are met);
(f)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount shall be taken into account);

(g)

any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of a person which is not a Group Company which liability would fall within one of the other paragraphs of this definition;

(h)

any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the Issuer) before the Maturity Date or are otherwise classified as borrowings under the Accounting Standard;

(i)

any amount of any liability under an advance or deferred purchase agreement, if (a) the primary reason behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 120 calendar days after the date of supply;

(j)

any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise being classified as a borrowing under the Accounting Standard; and

(k)	without double counting, the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Financial Reports” means the Annual Financial Statements and the Interim Accounts. “First Call Date” means the Interest Payment Date falling in March 2028.

“Free Liquidity” means, at any relevant time, the aggregate amount of unrestricted Cash and Cash Equivalents of the Issuer determined on a consolidated basis in accordance with GAAP as evidenced by the most recently available Financial Report and committed and undrawn revolving credit lines freely available to the Issuer or any other Group Company (excluding undrawn committed revolving credit lines with less than 6 months to maturity).

“GAAP” means generally accepted accounting principles in the United States or any country in which the Issuer is incorporated including, if applicable, IFRS.

“Group” means the Issuer and its Subsidiaries from time to time. “Group Company” means any person which is a member of the Group.

“IFRS” means the International Financial Reporting Standards and guidelines and interpretations issued by the International Accounting Standards Board (or any predecessor and successor thereof) in force from time to time and to the extent applicable to the relevant financial statement.

“Initial Bond Issue” means the amount to be issued on the Issue Date as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Initial Nominal Amount” means the Nominal Amount of each Bond on the Issue Date as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Insolvent” means that a person:

(a)	is unable or admits inability to pay its debts as they fall due;
(b)	suspends making payments on any of its debts generally; or

(c)

is otherwise considered insolvent or bankrupt within the meaning of the relevant bankruptcy legislation of the jurisdiction which can be regarded as its centre of main interest as such term is understood pursuant to Regulation (EU) 2015/848 on insolvency proceedings (as amended from time to time).

“Interest Payment Date” means the last day of each Interest Period, the first Interest Payment Date being 23 March 2026 and the last Interest Payment Date being the Maturity Date.

“Interest Period” means, subject to adjustment in accordance with the Business Day Convention, the period between 23 March and 23 September each year, provided however that an Interest Period shall not extend beyond the Maturity Date.

“Interest Rate” means 7.125 per cent. per annum.

“Interim Accounts” means the unaudited consolidated quarterly financial statements of the Issuer for the quarterly period ending on each Quarter Date (the first time for the financial quarter ending on 30 September 2025), prepared in accordance with the Accounting Standard.

“ISIN” means International Securities Identification Number. “Issue Date” means 23 September 2025.

“Issuer” means the company designated as such in the preamble to these Bond Terms.

“Issuer’s Bonds” means any Bonds which are owned by the Issuer or any Affiliate of the Issuer.

“Listing Deadline” means 23 June 2026. “Listing Failure Event” means:

(a)	that the Bonds (save for any Temporary Bonds) have not been admitted to listing on the Oslo Stock Exchange (Oslo Børs) within the Listing Deadline;
(b)	in the case of a successful admission to listing, that a period of 6 months has elapsed since the Bonds ceased to be admitted to listing on an Exchange; or
(c)

that the Temporary Bonds have not been admitted to listing on the Exchange where the other Bonds are listed within the later of (i) 6 months following the issue date for such Temporary Bonds and (ii) the Listing Deadline.

“Make Whole Amount” means an amount equal to the sum of the present value on the Repayment Date of:

(a)	the Nominal Amount of the redeemed Bonds at the First Call Price as if such payment originally had taken place on the First Call Date; and
(b)	the remaining interest payments of the redeemed Bonds (less any accrued and unpaid interest on the redeemed Bonds as at the Repayment Date) to the First Call Date,

where the present value shall be calculated by using a discount rate of 3.7236 per cent. per annum.

“Managers” means DNB Carnegie, a part of DNB Bank ASA, Nordea Bank Abp, filial i Norge, Arctic Securities AS and Skandinaviska Enskilda Banken AB (publ) as joint bookrunners and Clarksons Securities AS, Crédit Agricole Corporate and Investment Bank and Fearnley Securities AS as passive joint lead managers.

“Material Adverse Effect” means a material adverse effect on:

(a)	the ability of the Issuer to perform and comply with its obligations under any Finance Document; or
(b)	the validity or enforceability of any Finance Document.

“Maturity Date” means 23 September 2030, adjusted according to the Business Day Convention.

“Maximum Issue Amount” means the maximum amount that may be issued under these Bond Terms as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Net Indebtedness” means, at any relevant time, Total Indebtedness less Cash and Cash Equivalents.

“Net Proceeds” means the proceeds from the issuance of the Bonds (net of fees and legal cost of the Managers and, if required by the Bond Trustee, the Bond Trustee fee, and any other cost and expenses incurred in connection with the issuance of the Bonds).

“Net Worth” means, as to any person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders’ equity, but excluding treasury stock and the effect of any impairment of intangible assets on and after the date of the Bond Terms.

“Nominal Amount” means the nominal value of each Bond at any time. The Nominal Amount may be amended pursuant to paragraph (j) of Clause 16.2 (The duties and authority of the Bond Trustee).

“Outstanding Bonds” means any Bonds not redeemed or otherwise discharged.

“Overdue Amount” means any amount required to be paid by the Issuer under the Finance Documents but not made available to the Bondholders on the relevant Payment Date or otherwise not paid on its applicable due date.

“Partial Payment” means a payment that is insufficient to discharge all amounts then due and payable under the Finance Documents.

“Paying Agent” means the legal entity appointed by the Issuer to act as its paying agent with respect to the Bonds in the CSD.

“Payment Date” means any Interest Payment Date or any Repayment Date.

“Permitted Distribution” means any Distribution (provided that no Event of Default has occurred and is continuing):

(a)	by the Issuer, provided that the Issuer on a consolidated basis maintains a minimum Free Liquidity of USD 100,000,000 immediately after such Distribution; and
(b)	by a Group Company (other than the Issuer), if:
(i)	such Distribution is made to another Group Company; or
(ii)

made by a Group company which is not wholly-owned, is made pro rata to its shareholders on the basis of their respective ownership at the time, provided that the shareholders not being Group Companies are Third Party Shareholders.

“Put Option” has the meaning ascribed to such term in Clause 10.3 (Mandatory repurchase due to a Put Option Event).

“Put Option Event” means a Change of Control Event or a Share De-Listing Event.

“Put Option Repayment Date” means the settlement date for the Put Option pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event).

“Quarter Date” means, in each financial year, 31 March, 30 June, 30 September and 31 December.

“Relevant Jurisdiction” means the country in which the Bonds are issued, being Norway.

“Relevant Record Date” means the date on which a Bondholder’s ownership of Bonds shall be recorded in the CSD as follows:

(a)	in relation to payments pursuant to these Bond Terms, the date designated as the Relevant Record Date in accordance with the rules of the CSD from time to time; or
(b)

for the purpose of casting a vote with regard to Clause 15 (Bondholders’ Decisions), the date falling on the immediate preceding Business Day to the date of that Bondholders’ decision being made, or another date as accepted by the Bond Trustee.

“Repayment Date” means any Call Option Repayment Date, the Default Repayment Date, any Put Option Repayment Date, the Tax Event Repayment Date or the Maturity Date.

“Securities Trading Act” means the Securities Trading Act of 2007 no. 75 of the Relevant Jurisdiction.

“Security” means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Share De-Listing Event” means an event where the Issuer’s common shares are de-listed from New York Stock Exchange and are not immediately thereafter listed on another Exchange.

“SLB Facility” means the six bareboat charter party agreements dated 25 October 2021 and entered into between certain Group Companies and Ocean Yield.

“Subsidiary” means a person over which another person has Decisive Influence.

“Summons” means the call for a Bondholders’ Meeting or a Written Resolution as the case may be.

“Tap Issue” has the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Tap Issue Addendum” has the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Tax Event Repayment Date” means the date set out in a notice from the Issuer to the Bondholders pursuant to Clause 10.4 (Early redemption option due to a tax event).

“Temporary Bonds” has the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Third Party Shareholders” means any third party shareholders of a Group Company (other than another Group Company and direct and indirect shareholders of the Issuer).

“Total Indebtedness” means the amount of long-term Financial Indebtedness (including finance leases, bank loans and other long-term debt) and short-term Financial Indebtedness of the Issuer, both determined on a consolidated basis in accordance with GAAP and as shown in the balance sheet in the Issuer’s latest Financial Report.

“Voting Bonds” means the Outstanding Bonds less the Issuer’s Bonds.

“Working Capital” means Current Assets less Current Liabilities (provided, for purposes of this definition, “Current Liabilities” shall not include Financial Indebtedness of the Issuer and its consolidated Group Companies maturing within 12 months of the relevant testing date) as shown on the Issuer’s latest financial statements.

“Written Resolution” means a written (or electronic) solution for a decision making among the Bondholders, as set out in Clause 15.5 (Written Resolutions).

1.2	Construction

In these Bond Terms, unless the context otherwise requires:

(a)	headings are for ease of reference only;
(b)	words denoting the singular number will include the plural and vice versa;
(c)	references to Clauses are references to the Clauses of these Bond Terms;
(d)	references to a time are references to Central European Time unless otherwise stated;
(e)	references to a provision of “law” are a reference to that provision as amended or re- enacted, and to any regulations made by the appropriate authority pursuant to such law;

(f)	references to a “regulation” includes any regulation, rule, official directive, request or guideline by any official body;
(g)

references to a “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, unincorporated organisation, government, or any agency or political subdivision thereof or any other entity, whether or not having a separate legal personality;

(h)

references to Bonds being “redeemed” means that such Bonds are cancelled and discharged in the CSD in a corresponding amount, and that any amounts so redeemed may not be subsequently re-issued under these Bond Terms;

(i)	references to Bonds being “purchased” or “repurchased” by the Issuer means that such Bonds may be dealt with by the Issuer as set out in Clause 11.1 (Issuer’s purchase of Bonds);
(j)	references to persons “acting in concert” shall be interpreted pursuant to the relevant provisions of the Securities Trading Act; and
(k)	an Event of Default is “continuing” if it has not been remedied or waived.
2.	THE BONDS
2.1	Amount, denomination and ISIN of the Bonds
(a)

The Issuer has resolved to issue a series of Bonds up to USD 350,000,000 (the “Maximum Issue Amount”). The Bonds may be issued on different issue dates and the Initial Bond Issue will be in the amount of USD 250,000,000. The Issuer may, provided that the conditions set out in Clause 6.3 (Tap Issues) are met, at one or more occasions issue Additional Bonds (each a “Tap Issue”) until the Nominal Amount of all Additional Bonds equals in aggregate the Maximum Issue Amount less the Initial Bond Issue. Each Tap Issue will be subject to identical terms as the Bonds issued pursuant to the Initial Bond Issue in all respects as set out in these Bond Terms, except that Additional Bonds may be issued at a different price than for the Initial Bond Issue and which may be below or above the Nominal Amount. The Bond Trustee shall prepare an addendum to these Bond Terms evidencing the terms of each Tap Issue (a “Tap Issue Addendum”).

If the Bonds are listed on an Exchange and there is a requirement for a new prospectus in order for the Additional Bonds to be listed together with the Bonds, the Additional Bonds may be issued under a separate ISIN (such Bonds referred to as the “Temporary Bonds”). Upon the approval of the prospectus by the relevant Exchange, the Issuer shall (i) notify the Bond Trustee, the Exchange and the Paying Agent and (ii) ensure that the Temporary Bonds are converted into the ISIN for the Bonds.

(b)	The Bonds are denominated in US Dollars (USD), being the legal currency of the United States of America.
(c)	The Initial Nominal Amount of each Bond is USD 125,000.
(d)	The ISIN of the Bonds is set out on the front page. These Bond Terms apply with identical terms and conditions to (i) all Bonds issued under this ISIN, (ii) any Temporary

Bonds and (iii) any Overdue Amounts issued under one or more separate ISIN in accordance with the regulations of the CSD from time to time.

(e)

Holders of Overdue Amounts related to interest claims will not have any other rights under these Bond Terms than their claim for payment of such interest claim which claim shall be subject to paragraph (b) of Clause 15.1 (Authority of the Bondholders’ Meeting).

2.2	Tenor of the Bonds

The tenor of the Bonds is from and including the Issue Date to but excluding the Maturity Date.

2.3	Use of proceeds
(a)	The Issuer will use the Net Proceeds from the Initial Bond Issue for:
(i)	the refinancing of the SLB Facility; and
(ii)	the general corporate purposes of the Group.
(b)	The Issuer will, unless otherwise stated, use the Net Proceeds from the issuance of any Additional Bonds for the general corporate purposes of the Group.
2.4	Status of the Bonds

The Bonds shall constitute senior unsecured debt obligations of the Issuer. The Bonds will rank pari passu between themselves and at least pari passu with all other senior unsecured obligations of the Issuer (save for such claims which are preferred by bankruptcy, insolvency, liquidation or other similar laws of general application).

2.5	Transaction Security

The Bonds are unsecured.

3.	THE BONDHOLDERS
3.1	Bond Terms binding on all Bondholders
(a)

By virtue of being registered as a Bondholder (directly or indirectly) with the CSD, the Bondholders are bound by these Bond Terms and any other Finance Document, without any further action required to be taken or formalities to be complied with by the Bond Trustee, the Bondholders, the Issuer or any other party.

(b)	The Bond Trustee is always acting with binding effect on behalf of all the Bondholders.
3.2	Limitation of rights of action
(a)

No Bondholder is entitled to take any enforcement action, instigate any insolvency procedures or take other legal action against the Issuer or any other party in relation to any of the liabilities of the Issuer or any other party under or in connection with the Finance Documents, other than through the Bond Trustee and in accordance with these Bond Terms, provided, however, that the Bondholders shall not be restricted from exercising any of their individual rights derived from these Bond Terms, including the right to exercise the Put Option.

(b)

Each Bondholder shall immediately upon request by the Bond Trustee provide the Bond Trustee with any such documents, including a written power of attorney (in form and substance satisfactory to the Bond Trustee), as the Bond Trustee deems necessary for the purpose of exercising its rights and/or carrying out its duties under the Finance Documents. The Bond Trustee is under no obligation to represent a Bondholder which does not comply with such request.

3.3	Bondholders’ rights
(a)

If a beneficial owner of a Bond not being registered as a Bondholder wishes to exercise any rights under the Finance Documents, it must obtain proof of ownership of the Bonds, acceptable to the Bond Trustee.

(b)

A Bondholder (whether registered as such or proven to the Bond Trustee’s satisfaction to be the beneficial owner of the Bond as set out in paragraph (a) above) may issue one or more powers of attorney to third parties to represent it in relation to some or all of the Bonds held or beneficially owned by such Bondholder. The Bond Trustee shall only have to examine the face of a power of attorney or similar evidence of authorisation that has been provided to it pursuant to this Clause 3.3 and may assume that it is in full force and effect, unless otherwise is apparent from its face or the Bond Trustee has actual knowledge to the contrary.

4.	ADMISSION TO LISTING

The Issuer shall ensure that:

(a)	the Bonds are listed on the Oslo Stock Exchange (Oslo Børs) within the Listing Deadline and thereafter remain listed on an Exchange until the Bonds have been redeemed in full; and
(b)	any Temporary Bonds are listed on an Exchange where the other Bonds are listed within the later of (i) 6 months of the issue date for such Temporary Bonds and (ii) the Listing Deadline.
5.	REGISTRATION OF THE BONDS
5.1	Registration in the CSD

The Bonds shall be registered in dematerialised form in the CSD according to the relevant securities registration legislation and the requirements of the CSD.

5.2	Obligation to ensure correct registration

The Issuer will at all times ensure that the registration of the Bonds in the CSD is correct and shall immediately upon any amendment or variation of these Bond Terms give notice to the CSD of any such amendment or variation.

5.3	Country of issuance

The Bonds have not been issued under any other country’s legislation than that of the Relevant Jurisdiction. Save for the registration of the Bonds in the CSD, the Issuer is under no obligation to register, or cause the registration of, the Bonds in any other registry or under any other legislation than that of the Relevant Jurisdiction.

6.	CONDITIONS FOR DISBURSEMENT
6.1	Conditions precedent for disbursement to the Issuer
(a)

Payment of the Net Proceeds from the issuance of the Bonds to the Issuer shall be conditional on the Bond Trustee having received in due time (as determined by the Bond Trustee) prior to the Issue Date each of the following documents, in form and substance satisfactory to the Bond Trustee:

(i)	these Bond Terms duly executed by all parties hereto;
(ii)	copies of all necessary corporate resolutions of the Issuer to issue the Bonds and execute the Finance Documents to which it is a party;
(iii)

a copy of a power of attorney (unless included in the corporate resolutions) from the Issuer to relevant individuals for their execution of the Finance Documents to which it is a party, or extracts from the relevant register or similar documentation evidencing such individuals’ authorisation to execute such Finance Documents on behalf of the Issuer;

(iv)	copies of the Issuer’s articles of association and of a full extract from the relevant company register in respect of the Issuer evidencing that the Issuer is validly existing;
(v)	copies of the Issuer’s latest Financial Reports (if any);
(vi)	confirmation that the applicable prospectus requirements (ref. the EU prospectus regulation ((EU) 2017/1129)) concerning the issuance of the Bonds have been fulfilled;
(vii)	copies of any necessary governmental approval, consent or waiver (as the case may be) required at such time to issue the Bonds;
(viii)	confirmation that the Bonds are registered in the CSD (by obtaining an ISIN for the Bonds);
(ix)	confirmation of acceptance from any process agent;
(x)	copies of any written documentation used in marketing the Bonds or made public by the Issuer or any Manager in connection with the issuance of the Bonds;
(xi)	the Bond Trustee Fee Agreement duly executed by all parties thereto; and
(xii)

legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of these Bond Terms and the Finance Documents).

(b)

The Bond Trustee, acting in its sole discretion, may, regarding this Clause 6.1, waive the requirements for documentation or decide that delivery of certain documents shall be made subject to an agreed closing procedure between the Bond Trustee and the Issuer.

6.2	Disbursement of the proceeds

Disbursement of the proceeds from the issuance of the Bonds is conditional on the Bond Trustee’s confirmation to the Paying Agent that the conditions in Clause 6.1 (Conditions precedent for disbursement to the Issuer) have been either satisfied in the Bond Trustee’s discretion or waived by the Bond Trustee pursuant to paragraph (b) of Clause 6.1 (Conditions precedent for disbursement to the Issuer).

6.3	Tap Issues
(a)	The Issuer may issue Additional Bonds if:
(i)	a Tap Issue Addendum has been duly executed by all parties thereto;
(ii)

the representations and warranties contained in Clause 7 (Representations and Warranties) of these Bond Terms are true and correct in all material respects and repeated by the Issuer as at the date of issuance of such Additional Bonds;

(iii)

the Issuer has provided copies of any corporate resolutions required for the Tap Issue and any power of attorney or other authorisation required for execution of the Tap Issue Addendum and any other Finance Documents;

(iv)	no Event of Default is continuing; and
(v)

the Issuer has provided legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of the Tap Issue Addendum and any other Finance Documents (if applicable)).

(b)

The Bond Trustee may (at its sole discretion and in each case) waive or postpone the requirements for documentation or decide that delivery of certain documents shall be made subject to a customary closing procedure to be agreed between the Issuer and the Bond Trustee.

7.	REPRESENTATIONS AND WARRANTIES

The Issuer makes the representations and warranties set out in this Clause 7, in respect of itself and in respect of each Group Company to the Bond Trustee (on behalf of the Bondholders) at the following times and with reference to the facts and circumstances then existing:

(a)	on the date of these Bond Terms;
(b)	on the Issue Date; and
(c)	on the date of issuance of any Additional Bonds.
7.1	Status

It is a corporation, duly incorporated and validly existing and registered under the laws of its jurisdiction of incorporation, and has the power to own its assets and carry on its business as it is being conducted.

7.2	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated by those Finance Documents.

7.3	Valid, binding and enforceable obligations

These Bond Terms and each other Finance Document to which it is a party constitutes (or will constitute, when executed by the respective parties thereto) its legal, valid and binding obligations, enforceable in accordance with their respective terms, and (save as provided for therein) no further registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the said documents enforceable against it.

7.4	Non-conflict with other obligations

The entry into and performance by it of these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated thereby do not and will not conflict with (i) any law or regulation or judicial or official order; (ii) its constitutional documents; or (iii) any agreement or instrument which is binding upon it or any of its assets.

7.5	No Event of Default
(a)	No Event of Default exists or is likely to result from the making of any disbursement of proceeds or the entry into, the performance of, or any transaction contemplated by, any Finance Document.
(b)

No other event or circumstance has occurred which constitutes (or with the expiry of any grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is likely to have a Material Adverse Effect.

7.6	Authorisations and consents

All authorisations, consents, approvals, resolutions, licences, exemptions, filings, notarisations or registrations required:

(a)	to enable it to enter into, exercise its rights and comply with its obligations under these Bond Terms or any other Finance Document to which it is a party; and
(b)	to carry on its business as presently conducted and as contemplated by these Bond Terms,

have been obtained or effected and are in full force and effect.

7.7	Litigation

No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, is likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

7.8	Financial Reports

Its most recent Financial Reports fairly and accurately represent the assets and liabilities and financial condition as at their respective dates, and have been prepared in accordance with the Accounting Standard, consistently applied.

7.9	No Material Adverse Effect

Since the date of the most recent Financial Reports, there has been no change in its business, assets or financial condition that is likely to have a Material Adverse Effect.

7.10	No misleading information

Any factual information provided by it to the Bondholders or the Bond Trustee for the purposes of the issuance of the Bonds was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

7.11	No withholdings

The Issuer is not required to make any deduction or withholding from any payment which it is obliged to make to the Bond Trustee or the Bondholders under the Finance Documents.

7.12	Pari passu ranking

Its payment obligations under these Bond Terms or any other Finance Document to which it is a party ranks as set out in Clause 2.4 (Status of the Bonds).

7.13	Security

No Security exists over any of the present assets of any Group Company in conflict with these Bond Terms.

8.	PAYMENTS IN RESPECT OF THE BONDS
8.1	Covenant to pay
(a)

The Issuer will unconditionally make available to or to the order of the Bond Trustee and/or the Paying Agent all amounts due on each Payment Date pursuant to the terms of these Bond Terms at such times and to such accounts as specified by the Bond Trustee and/or the Paying Agent in advance of each Payment Date or when other payments are due and payable pursuant to these Bond Terms.

(b)

All payments to the Bondholders in relation to the Bonds shall be made to each Bondholder registered as such in the CSD on the Relevant Record Date, by, if no specific order is made by the Bond Trustee, crediting the relevant amount to the bank account nominated by such Bondholder in connection with its securities account in the CSD.

(c)

Payment constituting good discharge of the Issuer’s payment obligations to the Bondholders under these Bond Terms will be deemed to have been made to each Bondholder once the amount has been credited to the bank holding the bank account nominated by the Bondholder in connection with its securities account in the CSD. If the paying bank and the receiving bank are the same, payment shall be deemed to have been made once the amount has been credited to the bank account nominated by the Bondholder in question.

(d)

If a Payment Date or a date for other payments to the Bondholders pursuant to the Finance Documents falls on a day on which either of the relevant CSD settlement system or the relevant currency settlement system for the Bonds are not open, the payment shall be made on the first following possible day on which both of the said systems are open, unless any provision to the contrary has been set out for such payment in the relevant Finance Document.

8.2	Default interest
(a)

Default interest will accrue on any Overdue Amount from and including the Payment Date on which it was first due to and excluding the date on which the payment is made at the Interest Rate plus 3 percentage points per annum.

(b)

Default interest accrued on any Overdue Amount pursuant to this Clause 8.2 will be added to the Overdue Amount on each Interest Payment Date until the Overdue Amount and default interest accrued thereon have been repaid in full.

(c)

Upon the occurrence of a Listing Failure Event and for as long as such Listing Failure Event is continuing, the interest on any principal amount outstanding under these Bonds Terms will accrue at the Interest Rate plus 1 percentage point per annum. In the event the Listing Failure Event relates to Temporary Bonds, the Interest Rate will only be increased in respect of such Temporary Bonds.

8.3	Partial Payments
(a)

If the Paying Agent or the Bond Trustee receives a Partial Payment, such Partial Payment shall, in respect of the Issuer’s debt under the Finance Documents be considered made for discharge of the debt of the Issuer in the following order of priority:

(i)	firstly, towards any outstanding fees, liabilities and expenses of the Bond Trustee;
(ii)	secondly, towards accrued interest due but unpaid; and
(iii)	thirdly, towards any other outstanding amounts due but unpaid under the Finance Documents.
(b)

Notwithstanding paragraph (a) above, any Partial Payment which is distributed to the Bondholders, shall, after the above mentioned deduction of outstanding fees, liabilities and expenses, be applied (i) firstly towards any principal amount due but unpaid and (ii) secondly, towards accrued interest due but unpaid, in the following situations;

(i)	if the Bond Trustee has served a Default Notice in accordance with Clause 14.2 (Acceleration of the Bonds); or
(ii)	if a resolution according to Clause 15 (Bondholders’ Decisions) has been made.
8.4	Taxation
(a)	The Issuer is responsible for withholding any withholding tax imposed by applicable law on any payments to be made by it in relation to the Finance Documents.

(b)

If the Issuer is required by applicable law to withhold any tax from any payment by the Issuer (or by the Paying Agent on behalf of the Issuer) in respect of the Bonds under the Finance Documents, the Issuer shall:

(i)

gross up the amount of the payment due from it up to such amount which is necessary to ensure that the Bondholders or the Bond Trustee, as the case may be, receive a net amount which is (after making the required withholding) equal to the payment which would have been received if no withholding had been required; and

(ii)	at the request of the Bond Trustee, deliver to the Bond Trustee evidence that the required tax deduction or withholding has been made.
(c)

Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer shall not be responsible for reimbursing any such fees.

(d)	The Bond Trustee shall not have any responsibility to obtain information about the Bondholders relevant for the tax obligations pursuant to these Bond Terms.
8.5	Currency
(a)

All amounts payable under the Finance Documents shall be payable in the Bond Currency. If, however, the Bond Currency differs from the currency of the bank account connected to the Bondholder’s account in the CSD, any cash settlement may be exchanged and credited to this bank account.

(b)

Any specific payment instructions, including foreign exchange bank account details, to be connected to the Bondholder’s account in the CSD must be provided by the relevant Bondholder to the Paying Agent (either directly or through its account manager in the CSD) within 5 Business Days prior to a Payment Date. Depending on any currency exchange settlement agreements between each Bondholder’s bank and the Paying Agent, and opening hours of the receiving bank, cash settlement may be delayed, and payment shall be deemed to have been made once the cash settlement has taken place, provided, however, that no default interest or other penalty shall accrue for the account of the Issuer for such delay.

8.6	Set-off and counterclaims

The Issuer may not apply or perform any counterclaims or set-off against any payment obligations pursuant to these Bond Terms or any other Finance Document.

9.	INTEREST
9.1	Calculation of interest
(a)

Each Outstanding Bond will accrue interest at the Interest Rate on the Nominal Amount for each Interest Period, commencing on and including the first date of the Interest Period, and ending on but excluding the last date of the Interest Period.

(b)

Any Additional Bond will accrue interest at the Interest Rate on the Nominal Amount commencing on the first date of the Interest Period in which the Additional Bonds are issued and thereafter in accordance with paragraph (a) above.

(c)	Interest shall be calculated on the basis of a 360-day year comprised of twelve months of 30 days each (30/360-days basis), unless:
(i)

the last day in the relevant Interest Period is the 31st calendar day but the first day of that Interest Period is a day other than the 30th or the 31st day of a month, in which case the month that includes that last day shall not be shortened to a 30– day month; or

(ii)	the last day of the relevant Interest Period is the last calendar day in February, in which case February shall not be lengthened to a 30-day month.
9.2	Payment of interest

Interest shall fall due on each Interest Payment Date for the corresponding preceding Interest Period and, with respect to accrued interest on the principal amount then due and payable, on each Repayment Date.

10.	REDEMPTION AND REPURCHASE OF BONDS
10.1	Redemption of Bonds

The Outstanding Bonds will mature in full on the Maturity Date and shall be redeemed by the Issuer on the Maturity Date at a price equal to 100 per cent. of the Nominal Amount.

10.2	Voluntary early redemption - Call Option
(a)	The Issuer may redeem all or part of the Outstanding Bonds (the “Call Option”) on any Business Day from and including:
(i)	the Issue Date to, but not including, the First Call Date at a price equal to the Make Whole Amount;
(ii)	the First Call Date to, but not including, the Interest Payment Date in September 2028 at a price equal to 103.5625 per cent. of the Nominal Amount for each redeemed Bond (the “First Call Price”);
(iii)	the Interest Payment Date in September 2028 to, but not including, the Interest Payment Date in March 2029 at a price equal to 102.8500 per cent. of the Nominal Amount for each redeemed Bond;
(iv)	the Interest Payment Date in March 2029 to, but excluding, the Interest Payment Date in September 2029 at a price equal to 102.1375 per cent. of the Nominal Amount for each redeemed Bond;
(v)	the Interest Payment Date in September 2029 to, but excluding, the Interest Payment Date in March 2030 at a price equal to 101.4250 per cent. of the Nominal Amount for each redeemed Bond; and
(vi)	the Interest Payment Date in March 2030 to, but not including, the Maturity Date at a price equal to 100.00 per cent. of the Nominal Amount for each redeemed Bond,

in each case, including any accrued but unpaid interest on each redeemed Bond.

(b)	Any redemption of Bonds pursuant to paragraph (a) above shall be determined based upon the redemption prices applicable on the Call Option Repayment Date.
(c)

The Call Option may be exercised by the Issuer by written notice to the Bond Trustee at least 10 Business Days prior to the proposed Call Option Repayment Date. Such notice sent by the Issuer is irrevocable and shall specify the Call Option Repayment Date, but may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent, to be satisfied or waived by the Issuer no later than 3 Business Days prior to the Call Option Repayment Date. If such conditions precedent have not been satisfied or waived by that date, the call notice shall be null and void. Unless the Make Whole Amount is set out in the written notice where the Issuer exercises the Call Option, the Issuer shall calculate the Make Whole Amount and provide such calculation by written notice to the Bond Trustee as soon as possible and at the latest within 3 Business Days from the date of the notice.

(d)	Any Call Option exercised in part will be used for pro rata payment to the Bondholders in accordance with the applicable regulations of the CSD.
10.3	Mandatory repurchase due to a Put Option Event
(a)

Upon the occurrence of a Put Option Event, each Bondholder will have the right (the “Put Option”) to require that the Issuer purchases all or some of the Bonds held by that Bondholder at a price equal to 101.00 per cent. of the Nominal Amount.

(b)

The Put Option must be exercised within 15 Business Days after the Issuer has given notice to the Bond Trustee and the Bondholders that a Put Option Event has occurred pursuant to Clause 12.3 (Put Option Event). Once notified, the Bondholders’ right to exercise the Put Option is irrevocable.

(c)

Each Bondholder may exercise its Put Option by written notice to its account manager for the CSD, who will notify the Paying Agent of the exercise of the Put Option. The Put Option Repayment Date will be the 5th Business Day after the end of 15 Business Days exercise period referred to in paragraph (b) above. However, the settlement of the Put Option will be based on each Bondholders holding of Bonds at the Put Option Repayment Date.

(d)

If Bonds representing more than 90.00 per cent. of the Outstanding Bonds have been repurchased pursuant to this Clause 10.3, the Issuer is entitled to repurchase all the remaining Outstanding Bonds at the price stated in paragraph (a) above by notifying the remaining Bondholders of its intention to do so no later than 10 Business Days after the Put Option Repayment Date. Such notice sent by the Issuer is irrevocable and shall specify the Call Option Repayment Date.

10.4	Early redemption option due to a tax event

If the Issuer is or will be required to gross up any withheld tax imposed by law from any payment in respect of the Bonds under the Finance Documents pursuant to Clause 8.4 (Taxation) as a result of a change in applicable law implemented after the date of these Bond Terms or any decision by any applicable taxing authority made after the date of these Bond Terms, the Issuer will have the right to redeem all, but not only some, of the Outstanding Bonds at a price equal to 100.00 per cent. of the Nominal Amount. The Issuer shall give written notice of such redemption to the Bond Trustee and the Bondholders at least 20 Business Days prior to the Tax Event Repayment Date, provided that no such notice shall be given earlier than 40 Business Days prior to the earliest date on which the Issuer would be obliged to withhold such tax were a payment in respect of the Bonds then due.

11.	PURCHASE AND TRANSFER OF BONDS
11.1	Issuer’s purchase of Bonds

The Issuer or any Group Company may purchase and hold Bonds and such Bonds may be retained, or sold or cancelled in the Issuer’s sole discretion, including with respect to Bonds purchased pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event).

11.2	Restrictions
(a)

Certain purchase or selling restrictions may apply to Bondholders under applicable local laws and regulations from time to time. Neither the Issuer nor the Bond Trustee shall be responsible for ensuring compliance with such laws and regulations and each Bondholder is responsible for ensuring compliance with the relevant laws and regulations at its own cost and expense.

(b)

A Bondholder who has purchased Bonds in breach of applicable restrictions may, notwithstanding such breach, benefit from the rights attached to the Bonds pursuant to these Bond Terms (including, but not limited to, voting rights), provided that the Issuer shall not incur any additional liability by complying with its obligations to such Bondholder.

12.	INFORMATION UNDERTAKINGS
12.1	Financial Reports
(a)

The Issuer shall prepare Annual Financial Statements in the English language and make them available on its website (alternatively on another relevant information platform) as soon as they become available, and not later than 4 months after the end of the financial year.

(b)

The Issuer shall prepare Interim Accounts in the English language and make them available on its website (alternatively on another relevant information platform) as soon as they become available, and not later than 2 months after the end of the relevant interim period.

12.2	Requirements as to Financial Reports
(a)

The Issuer shall supply to the Bond Trustee, in connection with the publication of its Financial Reports pursuant to Clause 12.1 (Financial Reports), a Compliance Certificate with a copy of the Financial Reports attached thereto. The Compliance Certificate shall be duly signed by the chief executive officer or the chief financial officer of the Issuer, certifying inter alia that the Financial Reports fairly represent its financial condition as at the date of the relevant Financial Report and setting out (in reasonable detail) computations evidencing compliance with Clause 13.17 (Financial covenants), or, in respect of any Distribution which is subject to compliance with the minimum Free Liquidity requirement, calculations and figured in respect of such test (with relevant supporting documentation acceptable to or as required by the Bond Trustee) as at such date.

(b)	The Issuer shall procure that the Financial Reports delivered pursuant to Clause 12.1 (Financial Reports) are prepared using the Accounting Standard consistently applied.
12.3	Put Option Event

The Issuer shall promptly inform the Bond Trustee in writing after becoming aware that a Put Option Event has occurred.

12.4	Listing Failure Event

The Issuer shall promptly inform the Bond Trustee in writing if a Listing Failure Event has occurred. However, no Event of Default shall occur if the Issuer fails (i) to list the Bonds in accordance with Clause 4 (Admission to listing) or (ii) to inform of such Listing Failure Event, and such failure shall result in the accrual of default interest in accordance with paragraph (c) of Clause 8.2 (Default interest) for as long as such Listing Failure Event is continuing.

12.5	Information: Miscellaneous

The Issuer shall:

(a)

promptly inform the Bond Trustee in writing of any Event of Default or any event or circumstance which the Issuer understands or could reasonably be expected to understand may lead to an Event of Default and the steps, if any, being taken to remedy it;

(b)	at the request of the Bond Trustee, report the balance of the Issuer’s Bonds (to the best of its knowledge, having made due and appropriate enquiries);
(c)	send the Bond Trustee copies of any statutory notifications of the Issuer, including but not limited to in connection with mergers, de-mergers and reduction of the Issuer’s share capital or equity;
(d)	if the Bonds are listed on an Exchange, send a copy to the Bond Trustee of its notices to the Exchange;
(e)	if the Issuer and/or the Bonds are rated, inform the Bond Trustee of its and/or the rating of the Bonds, and any changes to such rating;
(f)	inform the Bond Trustee of changes in the registration of the Bonds in the CSD; and
(g)	within a reasonable time, provide such information about the Issuer’s and the Group’s business, assets and financial condition as the Bond Trustee may reasonably request.
13.	GENERAL AND FINANCIAL UNDERTAKINGS

The Issuer undertakes to (and shall, where applicable, procure that the other Group Companies will) comply with the undertakings set forth in this Clause 13.

13.1	Authorisations

The Issuer shall, and shall procure that each other Group Company will, in all material respects obtain, maintain and comply with the terms of any authorisation, approval, licence and consent required for the conduct of its business as carried out from time to time.

13.2	Compliance with laws

The Issuer shall, and shall procure that each other Group Company will, comply in all material respects with all laws and regulations to which it may be subject from time to time.

13.3	Continuation of business

The Issuer shall procure that no material change is made to the general nature of the business from that carried on by the Group at the Issue Date.

13.4	Corporate status

The Issuer shall not change its type of organisation or jurisdiction of incorporation other than a re-domiciliation to Bermuda, which may be undertaken through a continuation of the Issuer to Bermuda such that it becomes a company to which the laws of Bermuda apply as if it had been incorporated in Bermuda and pursuant to which the Issuer will continue to be the “Issuer” under the Bond Terms, retaining all rights and obligations thereunder (“Re-Domiciliation”), provided that such re-domiciliation of the Issuer does not have a Material Adverse Effect and always subject to (i) 20 Business Days prior written notice to the Bond Trustee, and (ii) delivery of any confirmation and/or documents (including corporate resolutions, legal opinions and any other conditions precedent documents) in respect of the Re-Domiciliation, that the Bond Trustee, the Paying Agent and the CSD may, in their sole discretion, require. Nothing to the contrary in any other provision of these Bond terms shall prevent the Re-Domiciliation process or trigger any prepayment or Put Option in respect thereof, (including a temporary Share De- Listing Event which may occur, any undertaking as set out in Clause 13.3 (Continuation of business) and Clause 13.7 (Disposals) or any financial support which may temporary be granted and exist in respect of the Re-Domiciliation process).

13.5	Mergers

The Issuer shall not, and shall procure that no other Group Company will, carry out any merger or other business combination or corporate reorganisation involving the consolidation of assets and obligations of the Issuer or any other Group Company with any other person, if such transaction would have a Material Adverse Effect and provided that in any merger or other business combination or corporate reorganisation involving a Group Company, the surviving entity shall be the Group Company (and if such merger involves the Issuer, the Issuer shall be the surviving entity).

13.6	De-mergers

The Issuer shall not, and shall procure that no other Group Company will, carry out any de- merger or other corporate reorganisation having the same effect as a de-merger, other than any de-merger or other corporate reorganisation of any Group Company (other than the Issuer) into two or more separate companies or entities which are wholly-owned by the Issuer (or, in the case of a Group Company that was not wholly-owned prior to such de-merger, owned with the same ownership percentage as the original Group Company), provided that any such de-merger or other corporate reorganisation is carried out at arm’s length terms and does not have a Material Adverse Effect.

13.7	Disposals

The Issuer shall not, and shall procure that no other Group Company will, sell, transfer or otherwise dispose of all or a substantial part of its assets (including shares or other securities in any person) or operations (other than to the Issuer or a Group Company), unless such sale, transfer or disposal is carried out on an arm’s length basis (or better from the perspective of the Issuer or, as the case may be, the relevant Group Company) and would not have a Material Adverse Effect.

13.8	Distributions

The Issuer shall not, and shall procure that no other Group Company will, make any Distribution to the Issuer’s direct or indirect shareholders (or any of their Affiliates not being a Group Company), other than any Permitted Distribution.

13.9	Acquisitions

The Issuer shall not, and shall procure that no other Group Company will, acquire any company, shares, securities, business or undertaking (or any interest in any of them), unless the transaction is carried out on arm’s length basis and provided that it does not have a Material Adverse Effect.

13.10	Preservation of assets

The Issuer shall, and shall procure that each other Group Company will, in all material respects maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

13.11	Insurances

The Issuer shall, and shall procure that each other Group Company will, maintain customary insurance or captive arrangements with respect to its vessels and other assets, equipment and business against such liabilities, casualties and contingencies and of such types and in such amounts as are consistent with prudent business practice for shipping companies with financially sound and reputable insurance companies, funds or underwriters.

13.12	Arm’s length transactions

Without limiting Clause 13.2 (Compliance with laws), the Issuer shall not, and shall procure that no other Group Company will, enter into any transaction with any Affiliate except on arm’s length basis (or better from the perspective of the Issuer or, as the case may be, the relevant Group Company).

13.13	Subsidiaries’ distributions

The Issuer shall, and shall procure that each no Group Company creates or permits to exist any contractual obligation (or encumbrance) restricting the right to pay dividends or make other Distributions to its shareholders, other than where such obligation or encumbrance is not reasonably likely to prevent the Issuer from complying with its payment obligations under the Finance Documents.

13.14	Anti-corruption and sanctions

The Issuer shall, and shall ensure that all other Group Companies will, (i) ensure that no proceeds from the Bonds are used directly or indirectly for any purpose which would breach any applicable acts, regulations or laws on bribery, corruption or similar, and (ii) conduct its businesses and maintain policies and procedures in compliance with applicable anti-corruption laws. The Issuer shall not, and shall ensure that no Group Company will, engage in any conduct prohibited by any sanctions.

13.15	Financial support

The Issuer shall procure that no other Group Company will provide any guarantee or other financial support in respect of any present or future unsecured Financial Indebtedness in the form of, or represented by, securities which are for the time being, or are capable of being, quoted, listed or ordinarily dealt in on any stock exchange, over-the-counter or other securities market unless:

(a)

such unsecured Financial Indebtedness is incurred by any person or entity acquired by or merged with a Group Company after the Issue Date under arrangements which were in existence at the date of acquisition; provided however, that such unsecured Financial Indebtedness is not incurred, increased, having its maturity date extended or having the benefit of any guarantee or other financial support from any Group Company in contemplation of, or after, that acquisition or merger; or

(b)	at the same time or prior thereto, the Issuer’s obligations under the Bond Terms have the benefit of the same guarantee or financial support.
13.16	Sustainable vessel dismantling

The Issuer shall ensure that any of the vessels controlled by the Group, that is sold by it to an intermediary with the intention of being scrapped, is recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner in accordance with the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships 2009 and/or, to the extent applicable, the EU Ship Recycling Regulations 2013.

13.17	Financial covenants
(a)	The Issuer shall, and shall procure that each other Group Company will, comply with the following:
(i)	Free Liquidity: shall be no less than the greater of (i) USD 50,000,000, and (ii) 5.00 per cent. of the Total Indebtedness;
(ii)	Net Indebtedness to Consolidated Total Capitalization: shall be less than 0.65 to 1.00; and
(iii)	Working Capital: shall be positive.
(b)

The Issuer undertakes to comply with the above Financial Covenants at all times, such compliance to be measured on each Quarter Date and be certified by the Issuer in each Compliance Certificate. All Financial Covenants shall be calculated on a consolidated basis for the Group during the lifetime of the Bonds.

14.	EVENTS OF DEFAULT AND ACCELERATION OF THE BONDS
14.1	Events of Default

Each of the events or circumstances set out in this Clause 14.1 shall constitute an Event of Default:

(a)	Non-payment

The Issuer fails to pay any amount payable by it under the Finance Documents when such amount is due for payment, unless:

(i)	its failure to pay is caused by administrative or technical error in payment systems or the CSD and payment is made within 5 Business Days following the original due date; or
(ii)	in the discretion of the Bond Trustee, the Issuer has substantiated that it is likely that such payment will be made in full within 5 Business Days following the original due date.
(b)	Breach of other obligations

The Issuer does not comply with any provision of the Finance Documents other than set out under paragraph (a) (Non-payment) above, unless such failure is capable of being remedied and is remedied within 20 Business Days after the earlier of the Issuer’s actual knowledge thereof, or notice thereof is given to the Issuer by the Bond Trustee.

(c)	Misrepresentation

Any representation, warranty or statement (including statements in Compliance Certificates) made by any Group Company under or in connection with any Finance Documents is or proves to have been incorrect, inaccurate or misleading in any material respect when made.

(d)	Cross default

If for any Group Company:

(i)	any Financial Indebtedness is not paid when due nor within any applicable grace period; or
(ii)	any Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or
(iii)	any commitment for any Financial Indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described), or
(iv)	any creditor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described),

provided however that the aggregate amount of such Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) above exceeds a total of USD 25,000,000 (or the equivalent thereof in any other currency).

(e)	Insolvency and insolvency proceedings

Any Group Company:

(i)	is Insolvent; or
(ii)	is object of any corporate action or any legal proceedings is taken in relation to:
(A)

the suspension of payments, a moratorium of any indebtedness, winding- up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than a solvent liquidation or reorganisation; or

(B)	a composition, compromise, assignment or arrangement with any creditor which may materially impair the Issuer’s ability to perform its payment obligations under these Bond Terms; or
(C)	the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets; or
(D)	enforcement of any Security over any of its or their assets having an aggregate value exceeding the threshold amount set out in paragraph (d) (Cross default) above; or
(E)	for paragraphs (A) - (D) above, any analogous procedure or step is taken in any jurisdiction in respect of any such company.

However, this shall not apply to any petition which is frivolous or vexatious and is discharged, stayed or dismissed within 20 Business Days of commencement.

(f)	Creditor’s process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Group Company having an aggregate value exceeding the threshold amount set out in paragraph (d) (Cross default) above and is not discharged within 20 Business Days.

(g)	Unlawfulness

It is or becomes unlawful for the Issuer to perform or comply with any of its obligations under the Finance Documents to the extent this may materially impair:

(i)	the ability of the Issuer to perform its obligations under these Bond Terms; or
(ii)	the ability of the Bond Trustee to exercise any material right or power vested to it under the Finance Documents.
14.2	Acceleration of the Bonds

If an Event of Default has occurred and is continuing, the Bond Trustee may, in its discretion in order to protect the interests of the Bondholders, or upon instruction received from the Bondholders pursuant to Clause 14.3 (Bondholders’ instructions) below, by serving a Default Notice to the Issuer:

(a)

declare that the Outstanding Bonds, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(b)

exercise any or all of its rights, remedies, powers or discretions under the Finance Documents or take such further measures as are necessary to recover the amounts outstanding under the Finance Documents.

14.3	Bondholders’ instructions

The Bond Trustee shall serve a Default Notice pursuant to Clause 14.2 (Acceleration of the Bonds) if:

(a)

the Bond Trustee receives a demand in writing from Bondholders representing a simple majority of the Voting Bonds, that an Event of Default shall be declared, and a Bondholders’ Meeting has not made a resolution to the contrary; or

(b)	the Bondholders’ Meeting, by a simple majority decision, has approved the declaration of an Event of Default.
14.4	Calculation of claim

The claim derived from the Outstanding Bonds due for payment as a result of the serving of a Default Notice will be calculated at the call prices set out in Clause 10.2 (Voluntary early redemption – Call Option), as applicable at the following dates (and regardless of the Default Repayment Date):

(a)

for any Event of Default arising out of a breach of paragraph (a) (Non-payment) of Clause 14.1 (Events of Default), the claim will be calculated at the call price applicable at the date when such Event of Default occurred; and

(b)	for any other Event of Default, the claim will be calculated at the call price applicable at the date when the Default Notice was served by the Bond Trustee.

However, if the situations described in paragraph (a) or (b) above takes place prior to the First Call Date, the calculation shall be based on the call price applicable on the First Call Date.

15.	BONDHOLDERS’ DECISIONS
15.1	Authority of the Bondholders’ Meeting
(a)

A Bondholders’ Meeting may, on behalf of the Bondholders, resolve to alter any of these Bond Terms, including, but not limited to, any reduction of principal or interest and any conversion of the Bonds into other capital classes.

(b)

The Bondholders’ Meeting cannot resolve that any overdue payment of any instalment shall be reduced unless there is a pro rata reduction of the principal that has not fallen due, but may resolve that accrued interest (whether overdue or not) shall be reduced without a corresponding reduction of principal.

(c)	The Bondholders’ Meeting may not adopt resolutions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders.

(d)

Subject to the power of the Bond Trustee to take certain action as set out in Clause 16.1 (Power to represent the Bondholders), if a resolution by, or an approval of, the Bondholders is required, such resolution may be passed at a Bondholders’ Meeting. Resolutions passed at any Bondholders’ Meeting will be binding upon all Bondholders.

(e)	At least 50 per cent. of the Voting Bonds must be represented at a Bondholders’ Meeting for a quorum to be present.
(f)	Resolutions will be passed by simple majority of the Voting Bonds represented at the Bondholders’ Meeting, unless otherwise set out in paragraph (g) below.
(g)

Save for any amendments or waivers which can be made without resolution pursuant to paragraph (a) and (b) of Clause 17.1 (Procedure for amendments and waivers), a majority of at least 2/3 of the Voting Bonds represented at the Bondholders’ Meeting is required for approval of any waiver or amendment of these Bond Terms.

15.2	Procedure for arranging a Bondholders’ Meeting
(a)	A Bondholders’ Meeting shall be convened by the Bond Trustee upon the request in writing of:
(i)	the Issuer;
(ii)	Bondholders representing at least 1/10 of the Voting Bonds;
(iii)	the Exchange, if the Bonds are listed and the Exchange is entitled to do so pursuant to the general rules and regulations of the Exchange; or
(iv)	the Bond Trustee.

The request shall clearly state the matters to be discussed and resolved.

(b)

If the Bond Trustee has not convened a Bondholders’ Meeting within 10 Business Days after having received a valid request for calling a Bondholders’ Meeting pursuant to paragraph (a) above, then the requesting party may call the Bondholders’ Meeting itself.

(c)

Summons to a Bondholders’ Meeting must be sent no later than 10 Business Days prior to the proposed date of the Bondholders’ Meeting. The Summons shall be sent to all Bondholders registered in the CSD at the time the Summons is sent from the CSD. If the Bonds are listed, the Issuer shall ensure that the Summons is published in accordance with the applicable regulations of the Exchange. The Summons shall also be published on the website of the Bond Trustee (alternatively by press release or other relevant information platform).

(d)

Any Summons for a Bondholders’ Meeting must clearly state the agenda for the Bondholders’ Meeting and the matters to be resolved. The Bond Trustee may include additional agenda items to those requested by the person calling for the Bondholders’ Meeting in the Summons. If the Summons contains proposed amendments to these Bond Terms, a description of the proposed amendments must be set out in the Summons.

(e)	Items which have not been included in the Summons may not be put to a vote at the Bondholders’ Meeting.
(f)

By written notice to the Issuer, the Bond Trustee may prohibit the Issuer from acquiring or dispose of Bonds during the period from the date of the Summons until the date of the Bondholders’ Meeting, unless the acquisition of Bonds is made by the Issuer pursuant to Clause 10 (Redemption and Repurchase of Bonds).

(g)

A Bondholders’ Meeting may be held on premises selected by the Bond Trustee, or if paragraph (b) above applies, by the person convening the Bondholders’ Meeting (however to be held in the capital of the Relevant Jurisdiction). The Bondholders’ Meeting will be opened and, unless otherwise decided by the Bondholders’ Meeting, chaired by the Bond Trustee. If the Bond Trustee is not present, the Bondholders’ Meeting will be opened by a Bondholder and be chaired by a representative elected by the Bondholders’ Meeting (the Bond Trustee or such other representative, the “Chairperson”).

(h)

Each Bondholder, the Bond Trustee and, if the Bonds are listed, representatives of the Exchange, or any person or persons acting under a power of attorney for a Bondholder, shall have the right to attend the Bondholders’ Meeting (each a “Representative”). The Chairperson may grant access to the meeting to other persons not being Representatives, unless the Bondholders’ Meeting decides otherwise. In addition, each Representative has the right to be accompanied by an advisor. In case of dispute or doubt regarding whether a person is a Representative or entitled to vote, the Chairperson will decide who may attend the Bondholders’ Meeting and exercise voting rights.

(i)

Representatives of the Issuer have the right to attend the Bondholders’ Meeting. The Bondholders Meeting may resolve to exclude the Issuer’s representatives and/or any person holding only Issuer’s Bonds (or any representative of such person) from participating in the meeting at certain times, however, the Issuer’s representative and any such other person shall have the right to be present during the voting.

(j)

Minutes of the Bondholders’ Meeting must be recorded by, or by someone acting at the instruction of, the Chairperson. The minutes must state the number of Voting Bonds represented at the Bondholders’ Meeting, the resolutions passed at the meeting, and the results of the vote on the matters to be decided at the Bondholders’ Meeting. The minutes shall be signed by the Chairperson and at least one other person. The minutes will be deposited with the Bond Trustee who shall make available a copy to the Bondholders and the Issuer upon request.

(k)

The Bond Trustee will ensure that the Issuer, the Bondholders and the Exchange are notified of resolutions passed at the Bondholders’ Meeting and that the resolutions are published on the website of the Bond Trustee (or other relevant electronically platform or press release).

(l)

The Issuer shall bear the costs and expenses incurred in connection with convening a Bondholders’ Meeting regardless of who has convened the Bondholders’ Meeting, including any reasonable costs and fees incurred by the Bond Trustee.

15.3	Voting rules
(a)

Each Bondholder (or person acting for a Bondholder under a power of attorney) may cast one vote for each Voting Bond owned on the Relevant Record Date, ref. Clause 3.3 (Bondholders’ rights). The Chairperson may, in its sole discretion, decide on accepted evidence of ownership of Voting Bonds.

(b)	Issuer’s Bonds shall not carry any voting rights. The Chairperson shall determine any question concerning whether any Bonds will be considered Issuer’s Bonds.
(c)

For the purposes of this Clause 15, a Bondholder that has a Bond registered in the name of a nominee will, in accordance with Clause 3.3 (Bondholders’ rights), be deemed to be the owner of the Bond rather than the nominee. No vote may be cast by any nominee if the Bondholder has presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights) stating that it is the owner of the Bonds voted for. If the Bondholder has voted directly for any of its nominee registered Bonds, the Bondholder’s votes shall take precedence over votes submitted by the nominee for the same Bonds.

(d)	Any of the Issuer, the Bond Trustee and any Bondholder has the right to demand a vote by ballot. In case of parity of votes, the Chairperson will have the deciding vote.
15.4	Repeated Bondholders’ Meeting
(a)

Even if the necessary quorum set out in paragraph (e) of Clause 15.1 (Authority of the Bondholders’ Meeting) is not achieved, the Bondholders’ Meeting shall be held and voting completed for the purpose of recording the voting results in the minutes of the Bondholders’ Meeting. The Bond Trustee or the person who convened the initial Bondholders’ Meeting may, within 10 Business Days of that Bondholders’ Meeting, convene a repeated meeting with the same agenda as the first meeting.

(b)

The provisions and procedures regarding Bondholders’ Meetings as set out in Clause 15.1 (Authority of the Bondholders’ Meeting), Clause 15.2 (Procedure for arranging a Bondholders’ Meeting) and Clause 15.3 (Voting rules) shall apply mutatis mutandis to a repeated Bondholders’ Meeting, with the exception that the quorum requirements set out in paragraph (e) of Clause 15.1 (Authority of the Bondholders’ Meeting) shall not apply to a repeated Bondholders’ Meeting. A Summons for a repeated Bondholders’ Meeting shall also contain the voting results obtained in the initial Bondholders’ Meeting.

(c)

A repeated Bondholders’ Meeting may only be convened once for each original Bondholders’ Meeting. A repeated Bondholders’ Meeting may be convened pursuant to the procedures of a Written Resolution in accordance with Clause 15.5 (Written Resolutions), even if the initial meeting was held pursuant to the procedures of a Bondholders’ Meeting in accordance with Clause 15.2 (Procedure for arranging a Bondholders’ Meeting) and vice versa.

15.5	Written Resolutions
(a)

Subject to these Bond Terms, anything which may be resolved by the Bondholders in a Bondholders’ Meeting pursuant to Clause 15.1 (Authority of the Bondholders’ Meeting) may also be resolved by way of a Written Resolution. A Written Resolution passed with the relevant majority is as valid as if it had been passed by the Bondholders in a

Bondholders’ Meeting, and any reference in any Finance Document to a Bondholders’ Meeting shall be construed accordingly.

(b)	The person requesting a Bondholders’ Meeting may instead request that the relevant matters are to be resolved by Written Resolution only, unless the Bond Trustee decides otherwise.
(c)

The Summons for the Written Resolution shall be sent to the Bondholders registered in the CSD at the time the Summons is sent from the CSD and published at the Bond Trustee’s web site, or other relevant electronic platform or via press release.

(d)

The provisions set out in Clause 15.1 (Authority of the Bondholders’ Meeting), 15.2 (Procedure for arranging a Bondholders’ Meeting), Clause 15.3 (Voting rules) and Clause 15.4 (Repeated Bondholders’ Meeting) shall apply mutatis mutandis to a Written Resolution, except that:

(i)	the provisions set out in paragraphs (g), (h) and (i) of Clause 15.2 (Procedure for arranging Bondholders Meetings); or
(ii)	provisions which are otherwise in conflict with the requirements of this Clause 15.5, shall not apply to a Written Resolution.
(e)	The Summons for a Written Resolution shall include:
(i)	instructions as to how to vote to each separate item in the Summons (including instructions as to how voting can be done electronically if relevant); and
(ii)

the time limit within which the Bond Trustee must have received all votes necessary in order for the Written Resolution to be passed with the requisite majority, which shall be at least 10 Business Days but not more than 15 Business Days from the date of the Summons (the “Voting Period”).

(f)

Only Bondholders of Voting Bonds registered with the CSD on the Relevant Record Date, or the beneficial owner thereof having presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights), will be counted in the Written Resolution.

(g)	A Written Resolution is passed when the requisite majority set out in paragraph (f) or

(g) of Clause 15.1 (Authority of Bondholders’ Meeting) has been obtained, based on a quorum of the total number of Voting Bonds, even if the Voting Period has not yet expired. A Written Resolution will also be resolved if the sufficient numbers of negative votes are received prior to the expiry of the Voting Period.

(h)

The effective date of a Written Resolution passed prior to the expiry of the Voting Period is the date when the resolution is approved by the last Bondholder that results in the necessary voting majority being obtained.

(i)

If no resolution is passed prior to the expiry of the Voting Period, the number of votes shall be calculated at the time specified in the summons on the last day of the Voting Period, and a decision will be made based on the quorum and majority requirements set out in paragraphs (e) to (g) of Clause 15.1 (Authority of Bondholders’ Meeting).

16.	THE BOND TRUSTEE
16.1	Power to represent the Bondholders
(a)

The Bond Trustee has power and authority to act on behalf of, and/or represent, the Bondholders in all matters, including but not limited to taking any legal or other action, including enforcement of these Bond Terms, and the commencement of bankruptcy or other insolvency proceedings against the Issuer, or others.

(b)

The Issuer shall promptly upon request provide the Bond Trustee with any such documents, information and other assistance (in form and substance satisfactory to the Bond Trustee), that the Bond Trustee deems necessary for the purpose of exercising its and the Bondholders’ rights and/or carrying out its duties under the Finance Documents.

16.2	The duties and authority of the Bond Trustee
(a)

The Bond Trustee shall represent the Bondholders in accordance with the Finance Documents, including, inter alia, by following up on the delivery of any Compliance Certificates and such other documents which the Issuer is obliged to disclose or deliver to the Bond Trustee pursuant to the Finance Documents and, when relevant, in relation to accelerating and enforcing the Bonds on behalf of the Bondholders.

(b)

The Bond Trustee is not obligated to assess or monitor the financial condition of the Issuer unless to the extent expressly set out in these Bond Terms, or to take any steps to ascertain whether any Event of Default has occurred. Until it has actual knowledge to the contrary, the Bond Trustee is entitled to assume that no Event of Default has occurred. The Bond Trustee is not responsible for the valid execution or enforceability of the Finance Documents, or for any discrepancy between the indicative terms and conditions described in any marketing material presented to the Bondholders prior to issuance of the Bonds and the provisions of these Bond Terms.

(c)

The Bond Trustee is entitled to take such steps that it, in its sole discretion, considers necessary or advisable to protect the rights of the Bondholders in all matters pursuant to the terms of the Finance Documents. The Bond Trustee may submit any instructions received by it from the Bondholders to a Bondholders’ Meeting before the Bond Trustee takes any action pursuant to the instruction.

(d)	The Bond Trustee is entitled to engage external experts when carrying out its duties under the Finance Documents.
(e)	The Bond Trustee shall hold all amounts recovered on behalf of the Bondholders on separated accounts.
(f)

The Bond Trustee shall facilitate that resolutions passed at the Bondholders’ Meeting are properly implemented, provided, however, that the Bond Trustee may refuse to implement resolutions that may be in conflict with these Bond Terms, any other Finance Document, or any applicable law.

(g)

Notwithstanding any other provision of the Finance Documents to the contrary, the Bond Trustee is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation.

(h)	If the cost, loss or liability which the Bond Trustee may incur (including reasonable fees payable to the Bond Trustee itself) in:
(i)	complying with instructions of the Bondholders; or

(ii)taking any action at its own initiative,

will not, in the reasonable opinion of the Bond Trustee, be covered by the Issuer or the relevant Bondholders pursuant to paragraphs (e) and (g) of Clause 16.4 (Expenses, liability and indemnity), the Bond Trustee may refrain from acting in accordance with such instructions, or refrain from taking such action, until it has received such funding or indemnities (or adequate security has been provided therefore) as it may reasonably require.

(i)

The Bond Trustee shall give a notice to the Bondholders before it ceases to perform its obligations under the Finance Documents by reason of the non-payment by the Issuer of any fee or indemnity due to the Bond Trustee under the Finance Documents.

(j)

The Bond Trustee may instruct the CSD to split the Bonds to a lower nominal value in order to facilitate partial redemptions, write-downs or restructurings of the Bonds or in other situations where such split is deemed necessary.

16.3	Equality and conflicts of interest
(a)

The Bond Trustee shall not make decisions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders. The Bond Trustee shall, when acting pursuant to the Finance Documents, act with regard only to the interests of the Bondholders and shall not be required to have regard to the interests or to act upon or comply with any direction or request of any other person, other than as explicitly stated in the Finance Documents.

(b)

The Bond Trustee may act as agent, trustee, representative and/or security agent for several bond issues relating to the Issuer notwithstanding potential conflicts of interest. The Bond Trustee is entitled to delegate its duties to other professional parties.

16.4	Expenses, liability and indemnity
(a)

The Bond Trustee will not be liable to the Bondholders for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss. Irrespective of the foregoing, the Bond Trustee shall have no liability to the Bondholders for damage caused by the Bond Trustee acting in accordance with instructions given by the Bondholders in accordance with these Bond Terms.

(b)	The Bond Trustee will not be liable to the Issuer for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss.

(c)

Any liability for the Bond Trustee for damage or loss is limited to the amount of the Outstanding Bonds. The Bond Trustee is not liable for the content of information provided to the Bondholders by or on behalf of the Issuer or any other person.

(d)	The Bond Trustee shall not be considered to have acted negligently in:
(i)	acting in accordance with advice from or opinions of reputable external experts; or
(ii)	taking, delaying or omitting any action if acting with reasonable care and provided the Bond Trustee considers that such action is in the interests of the Bondholders.
(e)

The Issuer is liable for, and will indemnify the Bond Trustee fully in respect of, all losses, expenses and liabilities incurred by the Bond Trustee as a result of negligence by the Issuer (including its directors, management, officers, employees and agents) in connection with the performance of the Bond Trustee’s obligations under the Finance Documents, including losses incurred by the Bond Trustee as a result of the Bond Trustee’s actions based on misrepresentations made by the Issuer in connection with the issuance of the Bonds, the entering into or performance under the Finance Documents, and for as long as any amounts are outstanding under or pursuant to the Finance Documents.

(f)

The Issuer shall cover all costs and expenses incurred by the Bond Trustee in connection with it fulfilling its obligations under the Finance Documents. The Bond Trustee is entitled to fees for its work and to be indemnified for costs, losses and liabilities on the terms set out in the Finance Documents. The Bond Trustee’s obligations under the Finance Documents are conditioned upon the due payment of such fees and indemnifications. The fees of the Bond Trustee will be further set out in the Bond Trustee Fee Agreement.

(g)

The Issuer shall on demand by the Bond Trustee pay all costs incurred for external experts engaged after the occurrence of an Event of Default, or for the purpose of investigating or considering (i) an event or circumstance which the Bond Trustee reasonably believes is or may lead to an Event of Default or (ii) a matter relating to the Issuer or any Finance Document which the Bond Trustee reasonably believes may constitute or lead to a breach of any Finance Document or otherwise be detrimental to the interests of the Bondholders under the Finance Documents.

(h)

Fees, costs and expenses payable to the Bond Trustee which are not reimbursed in any other way due to an Event of Default, the Issuer being Insolvent or similar circumstances pertaining to the Issuer, may be covered by making an equal reduction in the proceeds to the Bondholders hereunder of any costs and expenses incurred by the Bond Trustee in connection therewith. The Bond Trustee may withhold funds from any escrow account (or similar arrangement) or from other funds received from the Issuer or any other person, and to set-off and cover any such costs and expenses from those funds.

(i)

As a condition to effecting any instruction from the Bondholders (including, but not limited to, instructions set out in Clause 14.3 (Bondholders’ instructions) or Clause 15.2 (Procedure for arranging a Bondholders’ Meeting)), the Bond Trustee may require satisfactory Security, guarantees and/or indemnities for any possible liability and anticipated costs and expenses from those Bondholders who have given that instruction and/or who voted in favour of the decision to instruct the Bond Trustee.

16.5	Replacement of the Bond Trustee
(a)

The Bond Trustee may be replaced by a majority of 2/3 of Voting Bonds in accordance with the procedures set out in Clause 15 (Bondholders’ Decisions), and the Bondholders may resolve to replace the Bond Trustee without the Issuer’s approval.

(b)

The Bond Trustee may resign by giving notice to the Issuer and the Bondholders, in which case a successor Bond Trustee shall be elected pursuant to this Clause 16.5, initiated by the retiring Bond Trustee.

(c)

If the Bond Trustee is Insolvent, or otherwise is permanently unable to fulfil its obligations under these Bond Terms, the Bond Trustee shall be deemed to have resigned and a successor Bond Trustee shall be appointed in accordance with this Clause 16.5. The Issuer may appoint a temporary Bond Trustee until a new Bond Trustee is elected in accordance with paragraph (a) above.

(d)

The change of Bond Trustee shall only take effect upon execution of all necessary actions to effectively substitute the retiring Bond Trustee, and the retiring Bond Trustee undertakes to co-operate in all reasonable manners without delay to such effect. The retiring Bond Trustee shall be discharged from any further obligation in respect of the Finance Documents from the change takes effect, but shall remain liable under the Finance Documents in respect of any action which it took or failed to take whilst acting as Bond Trustee. The retiring Bond Trustee remains entitled to any benefits and any unpaid fees or expenses under the Finance Documents before the change has taken place.

(e)

Upon change of Bond Trustee, the Issuer shall co-operate in all reasonable manners without delay to replace the retiring Bond Trustee with the successor Bond Trustee and release the retiring Bond Trustee from any future obligations under the Finance Documents and any other documents.

17.	AMENDMENTS AND WAIVERS
17.1	Procedure for amendments and waivers

The Issuer and the Bond Trustee (acting on behalf of the Bondholders) may agree to amend the Finance Documents or waive a past default or anticipated failure to comply with any provision in a Finance Document, provided that:

(a)	such amendment or waiver is not detrimental to the rights and benefits of the Bondholders in any material respect, or is made solely for the purpose of rectifying obvious errors and mistakes;
(b)	such amendment or waiver is required by applicable law, a court ruling or a decision by a relevant authority; or

(c)	such amendment or waiver has been duly approved by the Bondholders in accordance with Clause 15 (Bondholders’ Decisions).
17.2	Authority with respect to documentation

If the Bondholders have resolved the substance of an amendment to any Finance Document, without resolving on the specific or final form of such amendment, the Bond Trustee shall be considered authorised to draft, approve and/or finalise (as applicable) any required documentation or any outstanding matters in such documentation without any further approvals or involvement from the Bondholders being required.

17.3	Notification of amendments or waivers
(a)

The Bond Trustee shall as soon as possible notify the Bondholders of any amendments or waivers made in accordance with this Clause 17, setting out the date from which the amendment or waiver will be effective, unless such notice according to the Bond Trustee’s sole discretion is unnecessary. The Issuer shall ensure that any amendment to these Bond Terms is duly registered with the CSD.

(b)	Prior to agreeing to an amendment or granting a waiver in accordance with paragraph

(a) of Clause 17.1 (Procedure for amendments and waivers), the Bond Trustee may inform the Bondholders of such waiver or amendment at a relevant information platform.

18.	MISCELLANEOUS
18.1	Limitation of claims

All claims under the Finance Documents for payment, including interest and principal, will be subject to the legislation regarding time-bar provisions of the Relevant Jurisdiction.

18.2	Access to information
(a)

These Bond Terms will be made available to the public and copies may be obtained from the Bond Trustee or the Issuer. The Bond Trustee will not have any obligation to distribute any other information to the Bondholders or any other person, and the Bondholders have no right to obtain information from the Bond Trustee, other than as explicitly stated in these Bond Terms or pursuant to statutory provisions of law.

(b)

In order to carry out its functions and obligations under these Bond Terms, the Bond Trustee will have access to the relevant information regarding ownership of the Bonds, as recorded and regulated with the CSD.

(c)

The information referred to in paragraph (b) above may only be used for the purposes of carrying out their duties and exercising their rights in accordance with the Finance Documents and shall not disclose such information to any Bondholder or third party unless necessary for such purposes.

18.3	Notices, contact information
(a)

Written notices to the Bondholders made by the Bond Trustee will be sent to the Bondholders via the CSD with a copy to the Issuer and the Exchange (if the Bonds are listed). Any such notice or communication will be deemed to be given or made via the CSD, when sent from the CSD.

(b)

The Issuer’s written notifications to the Bondholders will be sent to the Bondholders via the Bond Trustee or through the CSD with a copy to the Bond Trustee and the Exchange (if the Bonds are listed).

(c)

Notwithstanding paragraph (a) above and provided that such written notification does not require the Bondholders to take any action under the Finance Documents, the Issuer’s written notifications to the Bondholders may be published by the Bond Trustee on a relevant information platform only.

(d)

Unless otherwise specifically provided, all notices or other communications under or in connection with these Bond Terms between the Bond Trustee and the Issuer will be given or made in writing, by letter or e-mail. Any such notice or communication will be deemed to be given or made as follows:

(i)	if by letter, when delivered at the address of the relevant party;
(ii)	if by e-mail, when received; and
(iii)	if by publication on a relevant information platform, when published.
(e)	The Issuer and the Bond Trustee shall each ensure that the other party is kept informed of changes in postal address, e-mail address, telephone number and contact persons.
(f)	When determining deadlines set out in these Bond Terms, the following will apply (unless otherwise stated):
(i)	if the deadline is set out in days, the first day of the relevant period will not be included and the last day of the relevant period will be included;
(ii)

if the deadline is set out in weeks, months or years, the deadline will end on the day in the last week or the last month which, according to its name or number, corresponds to the first day the deadline is in force. If such day is not a part of an actual month, the deadline will be the last day of such month; and

(iii)	if a deadline ends on a day which is not a Business Day, the deadline is postponed to the next Business Day.
18.4	Defeasance
(a)	Subject to paragraph (b) below and provided that:
(i)

an amount sufficient for the payment of principal and interest on the Outstanding Bonds to the relevant Repayment Date (including, to the extent applicable, any premium payable upon exercise of a Call Option), and always subject to paragraph (c) below (the “Defeasance Amount”) is credited by the Issuer to an account in a financial institution acceptable to the Bond Trustee (the “Defeasance Account”);

(ii)	the Defeasance Account is irrevocably pledged and blocked in favour of the Bond Trustee on such terms as the Bond Trustee shall request (the “Defeasance Pledge”); and

(iii)

the Bond Trustee has received such legal opinions and statements reasonably required by it, including (but not necessarily limited to) with respect to the validity and enforceability of the Defeasance Pledge, then the Issuer will be relieved from its obligations under paragraph (a) of Clause 12.2 (Requirements as to Financial Reports), Clause 12.3 (Put Option Event), Clause 12.5 (Information: Miscellaneous) and Clause 13 (General and financial undertakings).

(b)

The Bond Trustee shall be authorised to apply any amount credited to the Defeasance Account towards any amount payable by the Issuer under any Finance Document on the due date for the relevant payment until all obligations of the Issuer and all amounts outstanding under the Finance Documents are repaid and discharged in full.

(c)

The Bond Trustee may, if the Defeasance Amount cannot be finally and conclusively determined, decide the amount to be deposited to the Defeasance Account in its discretion, applying such buffer amount as it deems necessary.

A defeasance established according to this Clause 18.4 may not be reversed.

19.	GOVERNING LAW AND JURISDICTION
19.1	Governing law

These Bond Terms are governed by the laws of the Relevant Jurisdiction, without regard to its conflict of law provisions.

19.2	Main jurisdiction

The Bond Trustee and the Issuer agree for the benefit of the Bond Trustee and the Bondholders that the City Court of the capital of the Relevant Jurisdiction shall have jurisdiction with respect to any dispute arising out of or in connection with these Bond Terms. The Issuer agrees for the benefit of the Bond Trustee and the Bondholders that any legal action or proceedings arising out of or in connection with these Bond Terms against the Issuer or any of its assets may be brought in such court.

19.3	Alternative jurisdiction

Clause 19 (Governing law and jurisdiction) is for the exclusive benefit of the Bond Trustee and the Bondholders and the Bond Trustee have the right:

(a)	to commence proceedings against the Issuer or any of its assets in any court in any jurisdiction; and
(b)	to commence such proceedings, including enforcement proceedings, in any competent jurisdiction concurrently.
19.4	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, the Issuer:
(i)	irrevocably appoints Advokatfirmaet Schjødt AS as its agent for service of process in relation to any proceedings in connection with these Bond Terms; and

(ii)	agrees that failure by an agent for service of process to notify the Issuer of the process will not invalidate the proceedings concerned.
(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Issuer must immediately (and in any event within 10 Business Days of such event taking place) appoint another agent on terms acceptable to the Bond Trustee. Failing this, the Bond Trustee may appoint another agent for this purpose.

---000---

These Bond Terms have been executed by way of electronic signatures.

SIGNATURES:

The Issuer:	As Bond Trustee:

INTERNATIONAL SEAWAYS, INC.	NORDIC TRUSTEE AS

/s/ James D. Small III	/s/ Lars Erik Lærum
………………………………………………..	………………………………………………..

By: James D. Small III	By: Lars Erik Lærum

Position: Chief Administrative Officer, Senior Vice President, Secretary & General Counsel	Position: Authorised signatory (p.p.)

ATTACHMENT 1
COMPLIANCE CERTIFICATE

[date]

International Seaways, Inc. 7.125% bonds 2025/2030 ISIN NO0013660365

We refer to the Bond Terms for the above captioned Bonds made between Nordic Trustee AS as Bond Trustee on behalf of the Bondholders and the undersigned as Issuer. Pursuant to Clause 12.2 (Requirements as to Financial Reports) of the Bond Terms a Compliance Certificate shall be issued in connection with each delivery of Financial Reports to the Bond Trustee.

This letter constitutes the Compliance Certificate for the period [•].

Capitalised terms used herein will have the same meaning as in the Bond Terms.

With reference to Clause 12.2 (Requirements as to Financial Reports), we hereby certify that all information delivered under cover of this Compliance Certificate is true and accurate. Copies of our latest consolidated [Annual Financial Statements] / [Interim Accounts] are enclosed.

[The financial covenants set out in Clause 13.17 (Financial covenants) are met, please see the calculations and figures in respect of the ratios attached hereto.]

We confirm that, to the best of our knowledge, no Event of Default has occurred or is likely to occur.

Yours faithfully,

International Seaways, Inc.

Name of authorised person

Enclosure: Annual Financial Statements / Interim Accounts; [and any other written documentation]